Exhibit 99.1

Contact:	For news media: Ryan Hill, 610-774-5997
For financial analysts: Joseph P. Bergstein, 610-774-5609
PPL Corporation

PPL’s Presentation to be Webcast from
Edison Electric Institute’s Annual Financial Conference

ALLENTOWN, Pa. (Nov. 6, 2014) -- PPL Corporation (NYSE: PPL) Chairman, President and Chief Executive Officer William H. Spence will outline the company’s strategy and general business outlook to investors and financial analysts at the Edison Electric Institute’s 49th annual financial conference in Dallas, Texas, on Thursday, Nov. 13, at 10:30 a.m. Central time.
The presentation will be broadcast live, online, in audio format along with slides, on PPL’s website, www.pplweb.com. Those unable to listen to the live webcast may access an archived version on PPL’s website for 30 days after the presentation.
PPL Corporation, with 2013 revenues of $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. PPL has announced an agreement to combine its competitive generation business with the competitive generation business of Riverstone Holdings LLC to form Talen Energy Corporation, a competitive independent power producer.  More information is available at www.pplweb.com.

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